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                                                                    EXHIBIT 11.1

                          APACHE MEDICAL SYSTEMS, INC.

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


                                                                           PRO FORMA
                                                                  ---------------------------
                                                                  YEAR ENDED     THREE MONTHS
                                                                   12/31/95        3/31/96
                                                                  ----------     ------------
Income applicable to common shares:
  Net loss......................................................  $(3,807,585)    $ (951,173)
  Increase in earnings resulting from conversion of convertible
     debt(3)....................................................     154,333          77,500
                                                                  -----------     ----------
          Loss applicable to common shares......................  $(3,653,252)    $ (873,673)
                                                                  ===========     ==========
Weighted average common shares outstanding:
  Weighted average number of common shares outstanding(1).......   1,075,458       1,075,575
  Assumed conversion of preferred shares........................   3,335,547       3,350,932
  Assumed conversion of convertible debt(3).....................     122,257         122,257
  Cheap stock options and warrants(2)...........................      77,117          77,117
                                                                  -----------     ----------
          Total weighted average common shares..................   4,610,379       4,625,881
                                                                  ===========     ==========
(Loss) per common share.........................................  $     (.79)     $     (.19)
                                                                  ===========     ==========


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(1) After considering the 1-for-2.86 reverse stock split in conjunction with the offering.


(2) Pursuant with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common stock equivalent shares issued during the twelve-month period prior to the filing of the initial public offering, even when anti-dilutive, have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the expected initial public offering price of $13.00 per share.

(3) Assumes the conversion took place at January 1, 1995, or the date of issuance of the convertible security if later.